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                                                                   EXHIBIT 12.1

BankUnited Financial Corporation
Ratio of Earnings to Combined fixed Charges and Preferred Stock Dividends

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                                                             For the years ended September 30:
                                                          ----------------------------------------
                                                           2002    2001    2000     1999    1998
                                                          ------- ------- ------- -------  -------
                                                                   (Dollars in thousands)
Fixed charges (excluding interest on deposits)...........
Interest on Borrowings................................... 111,959  83,730  92,517  80,860   74,112
Rent (33%)...............................................   1,635   1,336   1,160   1,101      742
                                                          ------- ------- ------- -------  -------
   Total Fixed Charges................................... 113,594  85,066  93,677  81,961   74,854
Income (loss) before income taxes and Extraordinary items  47,706  29,379  25,075  (5,497)  12,366
                                                          ------- ------- ------- -------  -------
Earnings................................................. 161,300 114,445 118,752  76,464   87,220
                                                          ======= ======= ======= =======  =======
Total fixed charges...................................... 113,594  85,066  93,677  81,961   74,854
Preferred stock dividends on a pretax basis..............     418   1,055   1,284   1,247    1,448
                                                          ------- ------- ------- -------  -------
   Combined fixed charges and preferred stock dividends.. 114,012  86,121  94,961  83,208   76,302
                                                          ======= ======= ======= =======  =======
Ratio of earnings to combined fixed charges and preferred
  stock dividends........................................  1.41:1  1.33:1  1.25:1  0.92:1   1.14:1
                                                          ======= ======= ======= =======  =======
Fixed charges (including interest on deposits)...........
Interest on Deposits..................................... 105,212 143,134 126,629 106,655   93,431
Interest on Borrowings................................... 111,959  83,730  92,517  80,860   74,112
Rent (33%)...............................................   1,635   1,336   1,160   1,101      742
                                                          ------- ------- ------- -------  -------
   Total Fixed Charges................................... 218,806 228,200 220,306 188,616  168,285
Income (loss) before income taxes and Extraordinary items  47,706  29,379  25,075  (5,497)  12,366
                                                          ------- ------- ------- -------  -------
Earnings................................................. 266,512 257,579 245,381 183,119  180,651
                                                          ======= ======= ======= =======  =======
Total fixed charges...................................... 218,806 228,200 220,306 188,616  168,285
Preferred stock dividends on a pretax basis..............     418   1,055   1,284   1,247    1,448
                                                          ------- ------- ------- -------  -------
   Combined fixed charges and preferred stock dividends.. 219,224 229,255 221,590 189,863  169,733
                                                          ======= ======= ======= =======  =======
Ratio of earnings to combined fixed charges and preferred
  stock dividends........................................  1.22:1  1.12:1  1.11:1  0.96:1   1.06:1
                                                          ======= ======= ======= =======  =======
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